UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2025

Principal Credit Real Estate Income Trust
(Exact name of registrant as specified in its charter)

Maryland	000-56670	99-3313328
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

711 High Street Des Moines, Iowa	50392
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (800) 787-1621
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.    Unregistered Sales of Equity Securities
As previously disclosed, on July 19, 2024, Principal Credit Real Estate Income Trust, a Maryland statutory trust (the “Company”), entered into subscription agreements, by and between the Company and each of Principal Life Insurance Company (“Principal Life”) and an unaffiliated insurance company (together with Principal Life, the “Anchor Investors”), pursuant to which the Anchor Investors agreed, from time to time, to purchase from the Company an aggregate amount of not less than $150 million in Class A shares, at a price per share equal to the Company’s most recently determined net asset value (“NAV”) of its Class A shares (the “Anchor Investment”). On May 1, 2025, pursuant to the terms of the Anchor Investment, the Company issued an aggregate of 1,181,513.57 of its Class A shares to the Anchor Investors at a price per share of $21.1593 for an aggregate purchase price of $25,000,000. The offer and sale of the Class A shares to the Anchor Investors was exempt from the registration provisions of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2).

In addition, in connection with the continuous private offering of the Company, on May 1, 2025, the Company sold an aggregate of 43,327.19 common shares (the “Shares”) for aggregate consideration of approximately $877,250. The offer and sale of the Shares was exempt from the registration provisions of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) and Rule 506 of Regulation D promulgated thereunder.

The following table details the Shares sold:

Title of Securities	Number of Shares Sold	Aggregate Consideration
Class F-I Common Shares	43,327.19	$877,250

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Principal Credit Real Estate Income Trust

By:	/s/ Brian Riley
	Name:	Brian Riley
	Title:	Chief Financial Officer

	Date:	May 6, 2025
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